Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

NORTHROP GRUMMAN CORPORATION

(Originally incorporated on January 16, 2001

under the name NNG, Inc.)

FIRST: The name of the corporation is Northrop Grumman Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Eight Hundred Ten Million (810,000,000), consisting of Eight Hundred Million (800,000,000) shares of Common Stock, par value One Dollar ($1.00) per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share (the “Preferred Stock”).

2. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation (the “Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

Pursuant to the authority conferred by this Article Fourth, the following series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in the exhibit with respect to such series attached hereto as specified below and incorporated herein by reference:

Exhibit 1: Series B Convertible Preferred Stock

FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the “Bylaws”).

SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of capital stock entitled to vote thereon, voting as a single class, and by the holders of any one or more classes or series of capital stock entitled to vote thereon as a separate class pursuant to one or more resolutions adopted by the Board of Directors in accordance with Section 2 of Article Fourth hereof.

SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or amendment thereto.

EIGHTH: Until the 2008 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. The number of authorized directors in each class shall be the whole number contained in the quotient obtained by dividing the authorized number of directors by three. If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: if such fraction is one-third, the additional director shall be a member of Class I; and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. The directors elected to Class III in 2003 shall serve for a term ending on the date of the annual meeting held in calendar year 2006, the directors elected to Class I in 2004 shall serve for a term ending on the date of the annual meeting held in calendar year 2007 and the directors elected to Class II in 2005 shall serve for a term ending on the date of the annual meeting held in calendar year 2008. The term of each director elected after the 2005 annual meeting shall end at the first annual meeting following his or her election. Commencing with the annual meeting in 2008, the classification of the Board of Directors shall terminate, and all directors shall be of one class and shall serve for a term ending at the annual meeting following the annual meeting at which the director was elected.

Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director, and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term that shall end at the first annual meeting following his or her election and until such director’s successor shall have been elected and qualified or until such director’s death, resignation or removal, whichever first occurs.

TENTH: Any director serving during his or her three-year term of office pursuant to the classification of the Board of Directors provided for in Article Eighth shall be removed only for cause.

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ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual meeting or at a special meeting of stockholders of the Corporation, unless the Board of Directors authorizes such action to be taken by the written consent of the holders of outstanding shares of capital stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Restated Certificate of Incorporation have been satisfied.

TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

FOURTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

FIFTEENTH: A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer as of May 18, 2006.

NORTHROP GRUMMAN CORPORATION

By:	/s/ John H. Mullan
John H. Mullan
Corporate Vice President and Secretary

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EXHIBIT 1

SERIES B CONVERTIBLE PREFERRED STOCK

Section 1. Designation and Amount. The shares of such series shall be designated as the “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”) and the number of shares constituting such series shall be 3,500,000.

Section 2. Dividends. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, at the rate per year herein specified, payable quarterly at the rate of one-fourth of such amount on the fifteenth day (or, if such day is not a business day, on the first business day thereafter) of January, April, July and October in each year. The rate of dividends shall initially be $7.00 per year per share. Thereafter, the rate of dividends shall be increased to $9.00 per share per year after the October 2001 dividend payment date if the stockholders of the Corporation shall not have, prior to that time, approved the issuance of all Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. The rate of dividends shall be decreased to $7.00 per share after the first quarterly dividend payment date after Stockholder Approval is obtained. Cash dividends upon the Series B Convertible Preferred Stock shall commence to accrue and shall be cumulative from the date of issuance.

If the dividend for any dividend period shall not have been paid or set apart in full for the Series B Convertible Preferred Stock, the deficiency shall be fully paid or set apart for payment before (i) any distributions or dividends, other than distributions or dividends paid in stock ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, shall be paid upon or set apart for Common Stock or stock of any other class or series of Preferred Stock ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation; and (ii) any Common Stock or shares of Preferred Stock of any class or series ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation shall be redeemed, repurchased or otherwise acquired for any consideration other than stock ranking junior to the Series B Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation. No distribution or dividend shall be paid upon, or declared and set apart for, any shares of Preferred Stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation for any dividend period unless at the same time a like proportionate distribution or dividend for the same or similar dividend period, ratably in proportion to the respective annual dividends fixed therefor, shall be paid upon or declared and set apart for all shares of Preferred Stock of all series so ranking then outstanding and entitled to receive such dividend.

Section 3. Voting Rights. Except as provided herein or as may otherwise be required by law, the holders of shares of Series B Convertible Preferred Stock shall not be entitled to any voting rights as stockholders with respect to such shares.

(a) So long as any shares of Series B Convertible Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the aggregate number of shares of Series B Convertible Preferred Stock at the time outstanding, by an amendment to the Restated Certificate of Incorporation, by merger or consolidation, or in any other manner:

(i) authorize any class or series of stock ranking prior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation;

(ii) alter or change the preferences, special rights, or powers given to the Series B Convertible Preferred Stock so as to affect such class of stock adversely, but nothing in this clause (ii) shall require such a class vote (x) in connection with any increase in the total number of authorized shares of Common Stock or Preferred Stock; (y) in connection with the authorization or increase in the total number of authorized shares of any class of stock ranking on a parity with the Series B Convertible Preferred Stock; or (z) in connection with the fixing of any of the particulars of shares of any other series of Preferred Stock ranking on a parity with the Series B Convertible Preferred Stock that may be fixed by the Board of Directors as provided in Article FOURTH of the Certificate of Incorporation; or

(iii) directly or indirectly purchase or redeem less than all of the Series B Convertible Preferred Stock at the time outstanding unless the full dividends to which all shares of the Series B Convertible Preferred Stock then outstanding shall then be entitled shall have been paid or declared and a sum sufficient for the payment thereof set apart.

(b) If and whenever accrued dividends on the Series B Convertible Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside for six quarterly dividend periods (whether or not consecutive), then and in such event, the holders of the Series B Convertible Preferred Stock, voting separately as a class, shall be entitled to elect two directors at any annual meeting of the stockholders or any special meeting held in place thereof, or at a special meeting of the holders of the Series B Convertible Preferred Stock called as hereinafter provided. Such right of the holders of the Series B Convertible Preferred Stock to elect two directors may be exercised until the dividends in default on the Series B Convertible Preferred Stock shall have been paid in full or funds sufficient therefor set aside; and when so paid or provided for, then the right of the holders of the Series B Convertible Preferred Stock to elect such number of directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future default or defaults. At any time after such voting power shall have so vested in the holders of the Series B Convertible Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of ten percent (10%) or more in amount of the Series B Convertible Preferred Stock then outstanding addressed to him at the principal executive office of the Corporation shall, call a special meeting of the holders of the Series B Convertible Preferred Stock for the election of the directors to be elected by them as hereinafter provided, to be held within sixty (60) days after delivery of such request and at the place and upon the notice provided by law and in the bylaws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders. If at any such annual or special meeting or any adjournment thereof the holders of at least a majority of the Series B Convertible Preferred Stock then outstanding and entitled to vote thereat shall be present or represented by proxy, then, by vote of the holders of at least a majority of the Series B Convertible Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by two, and the holders of the Series B Convertible Preferred Stock shall be entitled to elect the additional directors so provided for. The directors so elected shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that whenever the holders of the Series B Convertible Preferred Stock shall be divested of voting power as above provided, the terms of office of all persons elected as directors by the holders of the Series B Convertible Preferred Stock as a class shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

(c) If, during any interval between any special meeting of the holders of the Series B Convertible Preferred Stock for the election of directors to be elected by them as provided in this Section 3 and the next ensuing annual meeting of stockholders, or between annual meetings of stockholders for the election of directors, and while the holders of the Series B Convertible Preferred Stock shall be entitled to elect two directors, the number of directors who have been elected by the holders of the Series B Convertible Preferred Stock shall, by reason of resignation, death, or removal, be less than the total number of directors subject to election by the holders of the Series B Convertible Preferred Stock, (i) the vacancy or vacancies in the directors elected by the holders of the Series B Convertible Preferred Stock shall be filled by the remaining director then in office, if any, who was elected by the holders of the Series B Convertible Preferred Stock, although less than a quorum, and (ii) if not so filled within sixty (60) days after the creation thereof, the Secretary of the Corporation shall call a special meeting of the holders of the Series B Convertible Preferred Stock and such vacancy or vacancies shall be filled at such special meeting. Any director elected to fill any such vacancy by the remaining director then in office may be removed from office by vote of the holders of a majority of the shares of the Series B Convertible Preferred Stock. A special meeting of the holders of the Series B Convertible Preferred Stock may be called by a majority vote of the Board of Directors for the purpose of removing such director. The Secretary of the Corporation shall, in any event, within ten (10) days after delivery to the Corporation at its principal office of a request to such effect signed by the holders of at least ten percent (10%) of the outstanding shares of the Series B Convertible Preferred Stock, call a special meeting for such purpose to be held within sixty (60) days after delivery of such request; provided, however, that the Secretary shall not be required to call such a special meeting in the case of any such request received less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders.

Section 4. Redemption.

(a) Shares of Series B Convertible Preferred Stock shall not be redeemable except as follows:

(i) All, but not less than all, of the shares of Series B Convertible Preferred Stock shall be redeemed for cash in an amount equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued to such holders if all shares of Series B Convertible Preferred Stock were converted into Common Stock on the Redemption Date pursuant to Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all dividends with respect to such shares, whether or not declared, accrued and unpaid as of the Redemption Date, as defined below, on the first day after the twentieth anniversary of the initial issuance of the Series B Convertible Preferred Stock.

(ii) All, but not less than all, of the shares of Series B Convertible Preferred Stock may be redeemed at the option of the Corporation at any time after the seventh anniversary of the initial issuance of the Series B Convertible Preferred Stock. Any redemption pursuant to this clause (ii) shall be solely for Common Stock of the Corporation and at the Redemption Date each holder of shares of Series B Convertible Preferred Stock shall be entitled to receive, in exchange and upon surrender of the certificate therefor, that number of fully paid and nonassessable shares of Common Stock determined by dividing (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued if all shares of Series B Convertible Preferred Stock were converted into Common Stock pursuant to Section 8 on the Redemption Date; or (Y) if after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared thereon to the Redemption Date, by (Z) the Current Market Price of the Common Stock as of the Redemption Date; provided, however, that if prior to the Redemption Date there shall have occurred a Transaction, as defined in Section 8(b)(iii), the consideration deliverable in any such exchange shall be the Alternate Consideration as provided in Section 12.

(b) Notice of every mandatory or optional redemption shall be mailed at least thirty (30) days but not more than fifty (50) days prior to the Redemption Date to the holders of record of the shares of Series B Convertible Preferred Stock so to be redeemed at their respective addresses as they appear upon the books of the Corporation. Each such notice shall specify the date on which such redemption shall be effective (the “Redemption Date”), the redemption price or manner of calculating the redemption price and the place where certificates for the Series B Convertible Preferred Stock are to be surrendered for cancellation.

(c) On the date that redemption is being made pursuant to paragraph (a) of this Section 4, the Corporation shall deposit for the benefit of the holders of shares of Series B Convertible Preferred Stock the funds, or stock certificates for Common Stock, necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $1,000,000,000. Dividends paid on Common Stock held for the benefit of the holders of shares of Series B Convertible Preferred Stock hereunder shall be held for the benefit of such holders and paid over, without interest, on surrender of certificates for the Series B Convertible Preferred Stock. Any monies or stock certificates so deposited by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts or deliver such stock certificates and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Convertible Preferred Stock shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds deposited pursuant to this paragraph (c) shall be paid from time to time to the Corporation for its own account.

(d) Upon the deposit of funds or certificates for Common Stock pursuant to paragraph (c) in respect of shares of Series B Convertible Preferred Stock being redeemed pursuant to paragraph (a) of this Section 4, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall on and after the Redemption Date no longer be deemed outstanding, and all rights of the holders of shares of Series B Convertible Preferred Stock shall cease and terminate, excepting only the right to receive the redemption price therefor. Nothing in this Section 4 shall limit the right of a holder to convert shares of Series B Convertible Preferred Stock pursuant to Section 8 at any time prior to the Redemption Date, even if such shares have been called for redemption pursuant to Section 4(a).

(e) In connection with any redemption pursuant to clause (ii) of paragraph (a) of this Section 4, no fraction of a share of common stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Redemption Date.

Section 5. Fundamental Change in Control.

(a) Not later than 10 business days following a Fundamental Change in Control, as defined below, the Corporation shall mail notice to the holders of Series B Convertible Preferred Stock stating that a Fundamental Change in Control has occurred and advising such holders of their right to exchange (the “Exchange Right”) any and all shares of Series B Convertible Preferred Stock for shares of Common Stock as provided herein; provided, however, that if prior to the Exchange Date (as defined below) there shall have occurred a Transaction, as defined in Section 8(b)(iii), the consideration deliverable in any such exchange shall be the Alternate Consideration as provided in Section 12. Such notice shall state: (i) the date on which such exchanges shall be effective (the “Exchange Date”), which shall be the 21st business day from the date of giving such notice; (ii) the number of shares of Common Stock (or Alternate Consideration) for which each share of Series B Convertible Preferred Stock may be exchanged; and (iii) the method by which each holder may give notice of its exercise of the Exchange Right; and (iv) the method and place for delivery of certificates for Series B Convertible Preferred Stock in connection with exchanges pursuant hereto. For a period of twenty (20) business days following the notice provided herein, each holder of Series B Convertible Preferred Stock may exercise the Exchange Right as provided herein.

(b) Pursuant to the Exchange Right, each share of Series B Convertible Preferred Stock shall be exchanged for that number of shares of Common Stock determined by dividing an amount equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all dividends accrued and unpaid with respect to such share as of the Exchange Date, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued if such share of Series B Convertible Preferred Stock were converted into Common Stock pursuant to Section 8 on the Exchange Date; or (Y) if after Stockholder Approval, the Liquidation Value plus all dividends accrued and unpaid with respect to such share as of the Exchange Date, whether or not declared, in each case by the Current Market Price per share of Common Stock as of the Exchange Date.

(c) The holder of any share of Series B Convertible Preferred Stock may exercise the Exchange Right by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Convertible Preferred Stock to be exchanged accompanied by a written notice stating that such holder elects to exercise the Exchange Right as to all or a specified number of such shares in accordance with this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to which such holder is entitled to be issued and such other customary documents as are necessary to effect the exchange. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance in such name or names of shares of Common Stock to which such holder has become entitled. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock to which such holder has become entitled on exchange of shares of Series B Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five (5) business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Series B Convertible Preferred Stock so exchanged shall be entitled.

(d) From and after the Exchange Date, a holder of shares of Series B Convertible Preferred Stock who has elected to exchange such shares for Common Stock as herein provided shall have no voting or other rights with respect to the shares of Series B Convertible Preferred Stock subject thereto, other than the right to receive the Common Stock provided herein upon delivery of the certificate or certificates evidencing shares of Series B Convertible Preferred Stock.

(e) In connection with the exchange of any shares of Series B Convertible Preferred Stock, no fraction of a share of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Exchange Date.

(f) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of the Exchange Rights provided herein, such number of shares of Common Stock as shall from time to time be sufficient to effect the exchange provided herein. The Corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the exchange of all then outstanding shares of Series B Convertible Preferred Stock.

(g) As used herein, the term “Fundamental Change in Control” shall mean any merger, consolidation, sale of all or substantially all of the Corporation’s assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the Common Stock in which more than one-third of the previously outstanding Common Stock shall be changed into or exchanged for cash, property or securities other than capital stock of the Corporation or another corporation (“Non Stock Consideration”). For purposes of the preceding sentence, any transaction in which shares of Common Stock shall be changed into or exchanged for a combination of Non Stock Consideration and capital stock of the

Corporation or another corporation shall be deemed to have involved the exchange of a number of shares of Common Stock for Non Stock Consideration equal to the total number of shares exchanged multiplied by a fraction in which the numerator is the Fair Market Value of the Non Stock Consideration and the denominator is the Fair Market Value of the total consideration in such exchange, each as determined by a resolution of the Board of Directors of the Corporation.

Section 6. Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, redeemed, exchanged, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $1.00 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $1.00 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

Section 7. Liquidation, Dissolution or Winding Up.

(a) Except as provided in paragraph (b) of this Section 7, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of capital stock of the Corporation ranking junior as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation to the Series B Convertible Preferred Stock unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the amount which would be distributed to such holders if all shares of Series B Convertible Preferred Stock had been converted into Common Stock pursuant to Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared or (ii) to the holders of shares of capital stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, except distributions made ratably on the Series B Convertible Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. The Liquidation Value shall be $100.00 per share.

(b) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of capital stock of the Corporation ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the amount which would be distributed to such holders if all shares of Series B Convertible Preferred Stock had been converted into Common Stock pursuant to Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, or (ii) to the holders of shares of capital stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, except distributions made ratably on the Series B Convertible Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

(c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

Section 8. Conversion. Subject to the condition that the Stockholder Approval shall first have been obtained, each share of Series B Convertible Preferred Stock shall be convertible, at any time, at the option of the holder thereof into the right to receive shares of Common Stock, on the terms and conditions set forth in this Section 8.

(a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Convertible Preferred Stock shall be converted into the right to receive a number of fully paid and nonassessable shares of Common Stock, which shall be equal to the Liquidation Value divided by the Conversion Price, as herein defined. Initially the Conversion Price shall be 127% of $86.42. The Conversion Price shall be subject to adjustment as provided in this Section 8.

(b) The Conversion Price shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or shall declare, order, pay or make a dividend or other distribution on any other class or series of capital stock, which dividend or distribution includes Common Stock then, and in each such case, the Conversion Price shall be adjusted to equal the number determined by multiplying (A) the Conversion Price immediately prior to such adjustment by (B) a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or reclassification, and the numerator of which shall be the number of shares of Common Stock outstanding immediately before such dividend, distribution, subdivision or reclassification. An adjustment made pursuant to this clause (i) shall become effective (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

(ii) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock, evidences of indebtedness or other securities, cash or other property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of distribution, dividend or spinoff, but excluding regular ordinary cash dividends as may be declared from time to time by the Corporation) on its Common Stock, other than a distribution or dividend of shares of Common Stock that is referred to in clause (i) of this paragraph (b), then, and in each such case, the Conversion Price shall be adjusted to equal the number determined by multiplying (A) the Conversion Price immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (B) a fraction, the denominator of which shall be the Current Market Price per share of Common Stock on the last Trading Day on which purchasers of Common Stock in regular way trading would be entitled to receive such dividend or distribution and the numerator of which shall be the Current Market Price per share of Common Stock on the first Trading Day on which purchasers of Common Stock in regular way trading would not be entitled to receive such dividend or distribution (the “Ex-dividend Date”); provided that the fraction determined by the foregoing clause (B) shall not be greater than 1. An adjustment made pursuant to this clause (ii) shall be effective at the close of business on the Ex-dividend Date. If the Corporation completes a tender offer or otherwise repurchases shares of Common Stock in a single transaction or a related series of transactions, provided such tender offer or offer to repurchase is open to all or substantially all holders of Common Stock (not including open market or other selective repurchase programs), the Conversion Price shall be adjusted as though (A) the Corporation had effected a reverse split of the Common Stock to reduce the number of shares of Common Stock outstanding from (x) the number outstanding immediately prior to the completion of the tender offer or the first repurchase for which the adjustment is being made to (y) the number outstanding immediately after the completion of the tender offer or the last repurchase for which the adjustment is being made and (B) the Corporation had paid a dividend on the Common Stock outstanding immediately after completion of the tender offer or the last repurchase for which the adjustment is being made in an aggregate amount equal to the aggregate consideration paid by the Corporation pursuant to the tender offer or the repurchases for which the adjustment is being made (the “Aggregate Consideration”); provided that in no event shall the Conversion Price be increased as a result of the foregoing adjustment. In applying the first two sentences of this Section 8(b)(ii) to the event described in clause (B) of the preceding sentence, the Current Market Price of the Common Stock on the date immediately following the closing of any such tender offer or on the date of the last repurchase shall be taken as the value of the Common Stock on the Ex-dividend Date, and the value of the Common Stock on the day preceding the Ex-dividend Date shall be assumed to be equal to the sum of (x) the value on the Ex-dividend Date and (y) the per share amount of the dividend described in such clause (B) computed by dividing the Aggregate Consideration by the number of shares of Common Stock outstanding after the completion of such tender offer or repurchase. In the event that any of the consideration paid by the Corporation in any tender offer or repurchase to which this Section 8(b)(ii) applies is in a form other than cash, the value of such consideration shall be determined by an independent investment banking firm of nationally recognized standing to be selected by the Board of Directors of the Corporation.

(iii) In case at any time the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation’s assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (b) applies) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the “Transaction”), then each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Convertible Preferred Stock would have been convertible (without giving effect to any restriction on convertibility) immediately prior to such Transaction including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any such transaction. The Corporation shall not be a party to a Transaction that does not expressly contemplate and provide for the foregoing.

(iv) If any event occurs as to which the foregoing provisions of this Section 8(b) are not strictly applicable but the failure to make any adjustment to the Conversion Price or other conversion mechanics would not fully and equitably protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then in each such case the Board of Directors of the Corporation shall make such appropriate adjustments to the Conversion Price or other conversion mechanics (on a basis consistent with the essential intent and principles established in this Section 8) as may be necessary to fully and equitably preserve, without dilution or diminution, the conversion rights of the Series B Convertible Preferred Stock.

(c) If any adjustment required pursuant to this Section 8 would result in an increase or decrease of less than 1% in the Conversion Price, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the Conversion Price.

(d) The Board of Directors may at its option increase the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock may be converted, in addition to the adjustments required by this Section 8, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder for federal income tax purposes of shares of Common Stock or Series B Convertible Preferred Stock resulting from any events or occurrences giving rise to adjustments pursuant to this Section 8 or from any other similar event.

(e) The holder of any shares of Series B Convertible Preferred Stock may exercise his right to receive in respect of such shares the shares of Common Stock or other property or securities, as the case may be, to which such holder is entitled by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares in accordance with this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock or other property or securities, as the case may be, to which such holder is entitled to be issued and such other customary documents as are necessary to effect the conversion. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance in such name or names of shares of Common Stock or other property or securities, as the case may be, to which such holder has become entitled. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock or such other property or securities, as the case may be, to which such holder has become entitled on conversion of Series B Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five (5) business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Convertible Preferred Stock so converted shall be entitled or such other property or assets, as the case may be, to which such holder has become entitled. The date upon which a holder delivers to the Corporation a notice of conversion and the accompanying documents referred to above is referred to herein as the “Conversion Date.”

(f) From and after the Conversion Date, a holder of shares of Series B Convertible Preferred Stock shall have no voting or other rights with respect to the shares of Series B Convertible Stock subject thereto, other than the right to receive upon delivery of the certificate or certificates evidencing shares of Series B Convertible Preferred Stock as provided by paragraph 8(e), the securities or property described in this Section 8.

(g) In connection with the conversion of any shares of Series B Convertible Preferred Stock, no fraction of a share of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series B Convertible Preferred Stock are deemed to have been converted.

(h) Upon conversion of any shares of Series B Convertible Preferred Stock, if there are any accrued but unpaid dividends thereon, the Corporation shall, at its option, either pay the same in cash or deliver to the holder an additional number of fully paid and nonassessable shares of Common Stock determined by dividing the amount of such accrued and unpaid dividends by the Conversion Price.

(i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series

B Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock. The Corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series B Convertible Preferred Stock.

Section 9. Reports as to Adjustments. Whenever the Conversion Price is adjusted as provided in Section 8 hereof, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Convertible Preferred Stock, if any, a statement, signed by an officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Conversion Price, and (ii) promptly mail to the holders of record of the outstanding shares of Series B Convertible Preferred Stock at their respective addresses as the same shall appear in the Corporation’s stock records a notice stating that the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock are convertible has been adjusted and setting forth the new Conversion Price (or describing the new stock, securities, cash or other property) as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

Section 10. Definitions. For the purposes of the Certificate of Designations, Preferences and Rights of Series B Convertible Redeemable Preferred Stock which embodies this resolution:

“Current Market Price” per share of Common Stock on any date for all purposes of Section 8 shall be deemed to be the closing price per share of Common Stock on the date specified. For all other purposes hereunder, “Current Market Price” on any date shall be deemed to be the average of the closing prices per share of Common Stock for the five (5) consecutive trading days ending two trading days prior to such date. The closing price for each day shall be the last sale price, regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, “Current Market Price” shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s-length transaction as determined in good faith by the Board of Directors of the Corporation, unless otherwise provided herein.

“Person” means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Trading Day” means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 11. Rank. The Series B Convertible Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Common Stock of the Corporation and any class or series of Preferred Stock which provides by its terms that it is to rank junior to the Series B Preferred Stock and (ii) on a parity with each other class or series of Preferred Stock of the Corporation.

Section 12. Alternate Consideration. For purposes of determining the consideration payable upon exercise of the optional redemption provided in Section 4(a)(ii) and upon the exercise of the Exchange Right provided in Section 5, if there shall have occurred a Transaction, as defined in Section 8(b)(iii), the Common Stock that would otherwise have been issued to a holder of Series B Convertible Preferred Stock for each share of Series B Convertible Preferred Stock pursuant to Section 4(a)(ii) or Section 5, as applicable, shall be deemed to instead be the kind and amount of shares of stock or other securities and property receivable (including cash) upon consummation of such Transaction (the “Alternate Consideration”) in respect of the Common Stock that would result in the Fair Market Value of such Alternate Consideration, measured as of the Redemption Date or Exchange Date, as applicable, being equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all dividends accrued and unpaid with respect to such share of Series B Convertible Preferred Stock, whether or not declared, measured as of the Redemption Date or the Exchange Date, as applicable, and (b) the Fair Market Value of the kind and amount of shares of stock and other securities and property receivable (including cash) pursuant to Section 8(b)(iii) which would have been issued if such share of Series B Convertible Preferred Stock had been converted pursuant to Section 8 immediately prior to the consummation of the Transaction; or (Y) if after Stockholder Approval, the Liquidation Value plus all dividends accrued and unpaid with respect to such share of Series B Convertible Preferred Stock, whether or not declared, measured as of the Redemption Date or Exchange Date, as applicable. In the event the subject Transaction provides for an election of the consideration to be received in respect of the Common Stock, then each holder of Series B Convertible Preferred Stock shall be entitled to make a similar election with respect to the Alternate Consideration to be received by it under Section 4(a)(ii) or Section 5, as applicable. Any determination of the Fair Market Value of any Alternate Consideration (other than cash) shall be determined by an independent investment banking firm of nationally recognized standing selected by the Board of Directors of the Corporation. The Fair Market Value of any Alternate Consideration that is listed on any national securities exchange or traded on the NASDAQ National Market shall be deemed to be the Current Market Price of such Alternate Consideration.

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